Exhibit 99.2
Equity Office Declares First Quarter Series B Preferred Dividend
CHICAGO—(BUSINESS WIRE)—Jan. 16, 2007—Equity Office Properties Trust (NYSE: EOP) today announced that its Board of Trustees declared the first quarter dividend for EOP’s Series B preferred shares of beneficial interest.
The 5.25% Series B Convertible Cumulative Redeemable Preferred Shares of beneficial interest dividend of $0.65625 per share will be paid on Thursday, February 15, 2007, to shareholders of record as of Thursday, February 1, 2007.
As previously announced, Equity Office Properties Trust is a party to an Agreement and Plan of Merger, providing, among other things, for the merger of Equity Office Properties Trust into a subsidiary of an affiliate of The Blackstone Group. A special meeting of the shareholders of Equity Office Properties Trust is scheduled on February 5, 2007 to vote on the merger. Assuming the shareholders approve the merger and assuming the other closing conditions are satisfied or waived, it is anticipated that the merger will become effective as soon as practicable following the special meeting and prior to the February 15, 2007 payment date.
Holders of Equity Office Properties Trust Series B preferred shares have the right to convert their Series B preferred shares into Equity Office Properties Trust common shares as described in the proxy statement relating to the special meeting of shareholders of Equity Office Properties Trust which was mailed to shareholders on or about January 2, 2007. Under the terms of the Series B preferred shares, shareholders who elect to convert their Series B preferred shares following the close of business on the record date of February 1, 2007 and prior to the payment date of February 15, 2007 will be required to pay, as part of their conversion request, an amount equal to the $0.65625 per share distribution payable with respect to such shares. Such converting holders who held their shares on the record date would then be entitled to receive the $0.65625 per share distribution payable on such shares on the February 15, 2007 payment date. Equity Office Properties Trust Series B preferred shares may not be converted into Equity Office Properties Trust common shares following the merger.
Equity Office, operating through its various subsidiaries and affiliates, is the largest publicly traded owner and manager of office properties in the United States by square footage. At September 30, 2006, Equity Office had a national office portfolio comprised of whole or partial interests in 585 office buildings located in 16 states and the District of Columbia. As of that date, Equity Office had an ownership presence in 24 Metropolitan Statistical Areas (MSAs) and in 100 submarkets, enabling it to provide a wide range of office solutions for local, regional and national customers.
EOP Operating Limited Partnership is a Delaware limited partnership through which Equity Office conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets.
Forward Looking Statements
This press release contains certain forward-looking statements based on current Equity Office management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results, performance or transactions of Equity Office and its subsidiaries to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to: (1) the failure to satisfy the conditions to completion of the proposed mergers with affiliates of The Blackstone Group, including the receipt of the required shareholder approval; (2) the failure to obtain the necessary financing arrangements set forth in the commitment letters received by Blackhawk Parent LLC (an affiliate of The Blackstone Group) in connection with the proposed mergers and the actual terms of such financings; (3) the failure of the proposed mergers to close for any other reason; (4) the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement; (5) the outcome of the legal proceedings that have been, or may be, instituted against Equity Office and others following the announcement of the proposed mergers; (6) the risks that the proposed transactions disrupt current plans and operations including potential difficulties in employee retention; (7) the amount of the costs, fees, expenses and charges related to the proposed mergers; and (8) the substantial indebtedness that will need to be incurred to finance consummation of the proposed mergers and related transactions, including the tender offers and consent solicitations and other refinancings of Equity Office and its subsidiaries; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Equity Office’s and EOP Operating Limited Partnership’s filings with the Securities and Exchange Commission (“SEC”). Many of the factors that will determine the outcome of the subject matter of this press release are beyond Equity Office’s ability to control or predict. Equity Office undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information About the Mergers and Where to Find It
In connection with proposed merger transactions involving Equity Office and EOP Operating Limited Partnership and affiliates of The Blackstone Group, Equity Office filed a definitive proxy statement with the SEC and is furnishing the definitive proxy statement to Equity Office’s shareholders. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTIONS. Shareholders can obtain the proxy statement and all other relevant documents filed by Equity Office with the SEC free of charge at the SEC’s website at www.sec.gov or from Equity Office Properties Trust, Investor Relations at Two North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606, (800) 692-5304 or at www.equityoffice.com. The contents of the Equity Office website are not made part of this press release.
Equity Office and its trustees and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed merger transactions. Information about Equity Office and its trustees and executive officers, and their ownership of Equity Office’s securities, is set forth in the proxy statement relating to the proposed merger transactions described above.
CONTACT: Equity Office
Beth Coronelli (Investors/Analysts), 312-466-3286
or
Terry Holt (Media), 312-466-3102
SOURCE: Equity Office Properties Trust